Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (1) the inclusion in or incorporation by reference into the Registration Statement on Form S-1 (including any amendments, supplements, or exhibits thereto, any prospectus that is a part thereof, and any financial statements) of Terryville Mineral & Royalty Partners LP (the “Registration Statement”) of our report, dated December 5, 2014, with respect to estimates of proved reserves and future net revenues to the Memorial Resource Development Corp. Terryville Mineral & Royalty Partners LP overriding royalty interest, as of September 30, 2014; and (2) all references to our firm or such report included in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 29, 2014